Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 ( No. 33-45324, No. 33-57339, No. 333-103111, No. 333-108312, No. 333-111093, No. 333-112450 and No. 333-141486), and Form S-8 ( No. 2-96127, No. 33-24068, No. 33-41434, No. 33-53733, No. 33-55449, No. 33-45970, No. 33-14458, No. 33-50149, No. 33-55456, No. 333-15509, No. 333-76939, No. 333-67008, No. 333-64154, No. 333-59668, No. 333-89318, No. 333-98619, No. 333-98623, No. 333-125005, No. 333-133814, No. 333-150645 and No. 150646) of Wyeth of our report dated February 26, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Stockholders, which is incorporated in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey

February 26, 2009